FOR IMMEDIATE RELEASE

Contact:
John H. Dahly
Executive Vice President, Chief
Financial Officer, Secretary and
Treasurer
920-208-4107

FRESH BRANDS REPORTS THIRD QUARTER OPERATING PROFIT
Income from Continuing Operations of $0.6 million, or $0.12 per diluted share

SHEBOYGAN, WI, November 4, 2004, 7:00 A.M. Fresh Brands, Inc. (Nasdaq: FRSH) today reported its results of operations for its third fiscal quarter ended October 9, 2004.

Income from continuing operations was $0.6 million compared to $1.0 million for the same period in 2003. Income from continuing operations per diluted share was $0.12 for the third quarter of 2004, compared to $0.19 for the third quarter of 2003. For the first three quarters of 2004, the Company realized a loss from continuing operations of $0.2 million, or $(0.04) per diluted share, compared to income from continuing operations of $5.5 million, or $1.09 per diluted share for the same period last year. Net income for the third quarter of 2004 was $0.3 million, or $0.07 per diluted share, compared to $0.7 million, or $0.14 per diluted share, for the third quarter of 2003. For the first three quarters of 2004, the company realized a net loss of $3.5 million, or $0.72 per diluted share, compared to net income of $4.3 million, or $0.84 per diluted share, for the same period last year.

“We are pleased to report a profitable quarter after the last few quarters, each of which have been adversely impacted by various charges related to the closure or sale of several corporate and franchise stores,” said Louis Stinebaugh, Fresh Brands’ President and Chief Operating Officer.

“During the third quarter, we refined our pricing and marketing strategy and are currently in the process of rolling out our new “value proposition” to all of our Piggly Wiggly stores, with the formal launch of this program occurring in the next several days. We are confident that our new pricing and marketing strategy will significantly increase our sales volumes and believe these strategies will provide significant momentum to our corporate and franchise store performance.”

Net sales for the third quarter of 2004 were $154.3 million, an increase of $14.7 million, or 10.5%, compared to the third quarter of 2003. The increase in sales was primarily the result of the adoption of FIN 46R in the first quarter of 2004, which required the Company to include 17 of its franchise entities in its consolidated financial statements. The inclusion of these FIN 46R entities increased the Company’s net sales by $14.3 million.

Wholesale sales for the third quarter of 2004 decreased $8.8 million, or 7.6%, compared to the third quarter of 2003. The decrease primarily reflects the impact of closing the 5 corporate stores in May 2004 and the sale of a corporate store in August 2004. In the third quarter last year, we also realized sales of $1.9 million from a temporary supply arrangement with a group of local supermarkets previously supplied by Fleming Companies. Offsetting these decreases are sales to the new wholesale customers we added in 2004. Comparable store sales for our corporate and franchise stores were flat for the third quarter largely to due to decreased promotional spending this quarter and the opening of new competitive stores in several of our markets.

Gross margin for the third quarter was 21.5%, an increase of 2.7%, compared to the gross margin of 18.8% during the third quarter of 2003. As noted above, the adoption of FIN 46R resulted in the inclusion of 17 franchise entities which have higher gross margins than the Company’s wholesale segment. The inclusion of these FIN 46R entities increased the Company’s gross margin by 2.6% during the third quarter of 2004.

Wholesale gross margin for the third quarter was 10.9%, compared to 10.1% for the year earlier period. The increase primarily resulted from less promotional activity in the third quarter.

The Company’s selling, general and administrative expenses as a percent of sales during the third quarter of 2004 were 20.3%, an increase of 3.1%, compared to 17.2% during the third quarter of 2003. This increase was primarily due to the inclusion of the 17 FIN 46R entities that increased the Company’s selling, general and administrative expenses as a percent of sales by approximately 2.5% during the third quarter of 2004. Excluding the impact of the FIN 46R entities, the Company’s operating expense rate increased by 0.6%.

Our selling, general and administrative expenses related to our wholesale operations were 8.4% during the third quarter of 2004 compared to 7.3% for the third quarter of 2003. The increase primarily reflected costs associated with the transfer of our bakery and deli production operations to a new facility in the third quarter of 2004 and increased professional fees primarily associated with the implementation requirements of the Sarbanes-Oxley Act.

“During the third quarter of 2004, we were able to reduce by $0.4 million our provision for potentially uncollectible franchise accounts receivable to $0.7 million,” said John Dahly, Fresh Brands’ Chief Financial Officer. “We continue to see improved financial performance by many of our franchise operators as the benefits of increased sales volumes and operating expense controls take hold.”

“From a liquidity perspective, the benefits from closing and selling several of our underperforming stores earlier this year and our continuing efforts to manage our inventory levels are being reflected in reduced bank borrowing levels. Our revolving loan balance was $19.1 million as of October 9, 2004 compared to $26.7 million at the end of the third quarter last year. Although our borrowing levels can vary throughout the year based on various factors, including variances in working capital levels, we expect further decreases in our average borrowing levels as we realize expected improved earnings and operating cash flow and continue to closely manage our inventory and receivable balances and our capital expenditures.”

Impact of the Adoption of FIN 46R (Consolidation of Variable Interest Entities)

As noted above, the Company adopted FIN 46R in the first quarter of 2004. Under certain circumstances, FIN 46R can require financial statement consolidation of entities even if the company has no equity interest in the entity. Specifically, FIN 46R requires companies to consider whether entities, in which they have financial interests, lack “sufficient equity at risk” to permit that entity to finance its activities without additional subordinated financial support. FIN 46R requires an entity that lacks sufficient equity interest to be consolidated with the entity that would absorb the majority of its losses.

The Company has historically provided credit enhancements to certain of its franchisees, primarily in the form of lease and sublease arrangements and loan guarantees. As a result, we completed an evaluation of the financial arrangements with our franchisees and concluded that we were required to consolidate 16 of these franchisees, primarily as a result of our loan guarantees to these entities. We adopted the requirement to consolidate these entities as of January 4, 2004.

As previously disclosed, during the third quarter of 2004, we sold two of our corporate Piggly Wiggly stores in Illinois to a new franchisee. We were required to add this new franchise to the group of franchise entities consolidated under FIN 46R for the third quarter of 2004.

FIN 46R had the following effects on the Company’s consolidated statement of operations through the end of the third quarter (in thousands):

	For the 12 weeks ended October 9, 2004	For the 40 weeks ended October 9, 2004
Franchise retail sales	$27,511	$87,842
Eliminations in consolidation	(13,248)	(43,094)

Net impact on consolidated net sales	$14,263	$44,748

Operating income of consolidated franchise entities	$4	$120
Interest expense of consolidated franchise entities	(254)	(886)

Net losses of consolidated franchise entities	(250)	(766)

Minority interest in earnings of consolidated franchises	(135)	(199)
Eliminations in consolidation, primarily elimination of
provision for uncollectible accounts	280	933

Net impact on consolidated income before taxes	$(105)	$(32)

“We expect FIN 46R to similarly affect our financial results for the remainder of 2004,” said Dahly. “Despite having these effects on our consolidated financial statements, the adoption of FIN 46R has no impact on our cash flow, the financial covenants in our revolving credit agreement or the business or legal relationships between us and our franchisees.”

Conference Call Information

Fresh Brands’ management will discuss the items disclosed in this press release in a conference call on November 4 at 1:00 P.M. central time (2:00 P.M. eastern time). The call can be accessed by dialing 1-888-862-6557 (passcode is 10251393; leader is Mr. Louis Stinebaugh).

Fresh Brands, Inc. is a supermarket retailer and grocery wholesaler through corporate-owned retail, franchised and independent supermarkets. The corporate-owned and franchised retail supermarkets currently operate under the Piggly Wiggly® and Dick’s® Supermarkets brands. Fresh Brands currently has 79 franchised supermarkets, 21 corporate-owned supermarkets and 2 corporate-owned convenience stores, all of which are served by two distribution centers and a centralized bakery/deli production facility. Supermarkets are located throughout Wisconsin, northern Illinois and Iowa. For more information, please visit the Company’s corporate web site at www.fresh-brands.com or its consumer web sites and www.shopthepig.com and www.dickssupermarkets.com.

# #

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this press release are “forward looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements can generally be identified as such because the context of the statement will include words such as we believe, anticipate, expect or words of similar import.  Similarly, statements that describe our future plans, objectives, strategies or goals are also forward-looking statements.  Specifically, forward looking statements include statements about: (a) expectations regarding our future balance under our revolving credit facility; (b) the anticipated impact of FIN 46R on our financial results during the remainder of 2004; (c )the effect that our new pricing and marketing strategy will have on our sales volume and the performance of our supermarkets.  Such forward looking statements are subject to certain risks and uncertainties that may materially adversely affect our anticipated results.  Such risks and uncertainties include, but are not limited to, the following: (1) our increasing capitalized lease and franchise guarantee amounts; (2) the presence of intense competitive market activity in our market areas, including competition from warehouse club stores and deep discount supercenters; (3) the restrictions imposed on us by our revolving credit facility, including restrictions on our ability to enter into additional franchisee guarantees, pay dividends or repurchase our stock; (4) the potential loss of wholesale sales of franchised customers who sell their supermarkets to operators who may not want to operate the supermarkets as our franchisees; (5) the cost advantages that our competitors have as a result of their larger purchasing power and, in many cases, non-union workforces; (6) our ability to identify and convert new franchisee supermarkets; (7) our continuing ability to obtain reasonable vendor marketing funds for promotional purposes; (8) our ability to continue to recruit, train and retain quality franchise and corporate retail supermarket operators; (9) the potential recognition of additional repositioning charges resulting from potential closures, conversions and consolidations of additional retail supermarkets due principally to the competitive nature of the industry and to the quality of our retail supermarket operators; (10) the potential recognition of additional reserves and/or write-offs relating to accounts receivable from our franchise operators; (11) the vacancy in our chief executive officer position; (12) the cost and results of our new business information technology systems replacement project; and (13) the costs to implement the Sarbanes-Oxley Act of 2002.  Shareholders, potential investors and other readers are urged to consider these risks carefully in evaluating the forward looking statements made herein and are cautioned not to place undue reliance on such forward looking statements.  The forward looking statements made herein are only made as of the date of this press release and we disclaim any obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

Fresh Brands, Inc.
Consolidated Statement of Operations
(Unaudited)

	For the 12-weeks ended		For the 40-weeks ended
(in thousands, except per share data)	October 9, 2004	October 4, 2003	October 9, 2004	October 4, 2003
Net sales	$154,263	$139,582	$513,806	$450,482
Cost of products sold	121,087	113,340	404,928	363,088

Gross profit	33,176	26,242	108,878	87,394
Selling and administrative expenses	28,471	21,702	96,739	70,161
Depreciation and amortization	2,858	2,234	9,252	6,420

Operating income	1,847	2,306	2,887	10,813
Interest expense, net	764	704	2,357	1,738
Interest expense of consolidated franchises	254	--	886	--
Minority interest in income (losses)	135	--	199	--

Earnings (loss) from continuing operations	694	1,602	(555)	9,075
before income taxes
Income tax provision (benefit)	95	626	(356)	3,530

Income (loss) from continuing operations	599	976	(199)	5,545
Discontinued operations, net of tax	(276)	(292)	(3,204)	(1,286)
Cumulative effect of accounting change	--	--	(136)	--

Net income (loss)	$323	$684	$(3,539)	$4,259

Earnings (loss) per share - basic:
Income from continuing operations	$0.12	$0.19	$(0.04)	$1.10
Loss from discontinued operations	$(0.05)	$(0.05)	$(0.65)	$(0.26)
Cumulative effect of accounting change	--	--	$(0.03)	--
Net income (loss)	$0.07	$0.14	$(0.72)	$0.84
Earnings (loss) per share - diluted:
Income from continuing operations	$0.12	$0.19	$(0.04)	$1.09
Loss from discontinued operations	$(0.05)	$(0.05)	$(0.65)	$(0.25)
Cumulative effect of accounting change	--	--	$(0.03)	--
Net income (loss)	$0.07	$0.14	$(0.72)	$0.84
Weighted average shares outstanding:
Basic	4,927	5,026	4,917	5,041
Diluted	4,927	5,058	4,917	5,074

Fresh Brands, Inc.
Operating Segment Information
(Unaudited)

	For the 12-weeks ended				For the 40-weeks ended
(in thousands)	October 9, 2004		October 4, 2003		October 9, 2004		October 4, 2003
Sales
Wholesale	$107,370		$116,193		$367,241		$377,135
Corporate Retail	64,692		64,005		220,847		202,141
Franchise Retail	27,511		--		87,842		--
Intersegment Eliminations
Sales to Corporate Retail	(32,062)		(40,616)		(119,030)		(128,794)
Sales to Franchise Retail	(13,248)		--		(43,094)		--

Total	154,263		139,582		513,806		450,482

Gross Profit
Wholesale	11,722	10.92%	11,708	10.08%	37,117	10.11%	40,894	10.84%
Corporate Retail	14,758	22.81%	14,534	22.71%	50,681	22.95%	46,500	23.00%
Franchise Retail	6,613	24.04%	--	--	20,998	23.90%	--	--
Intersegment Eliminations	83		--	--	82		--	--

Total	33,176	21.51%	26,242	18.80%	108,878	21.19%	87,394	19.40%

Operating Profit
Wholesale	2,658	2.48%	3,270	2.81%	5,689	1.55%	13,061	3.46%
Corporate Retail	(1,127)	(1.74%)	(964)	(1.51)%	(3,999)	(1.81%)	(2,248)	(1.11)%
Franchise Retail	4	0.01%	--	--	120	0.14%	--	--
Intersegment Eliminations	312		--	--	1,077		--	--

Total	1,847	1.20%	2,306	1.65%	2,887	0.56%	10,813	2.40%

Note to Financial Schedules

Discontinued operations. The discontinued operations for 2004 and 2003 include the operating results of the five underperforming corporate stores that were closed in May 2004 and the Illinois store that was sold that the Company will no longer be supplying. The 2003 discontinued operations also included the corporate store that was closed in December 2003.

Fresh Brands, Inc.
Consolidated Balance Sheets

(Subject to reclassifications)
(in thousands)	October 9, 2004 (Unaudited)	January 3, 2004 Pro Forma (1) (Unaudited)	January 3, 2004
Assets
Current assets:
Cash and equivalents	$11,107	$6,375	$6,260
Receivables, net	9,310	10,690	12,520
Inventories	36,785	40,574	33,675
Land and building held for resale	90	4,926	4,926
Other current assets	11,206	10,173	10,781

Total current assets	68,498	72,738	68,162

Noncurrent receivable under capital subleases	22,926	23,947	33,296
Property and equipment, net	35,270	39,995	31,233
Property under capital leases, net	39,903	31,626	22,453
Goodwill	21,455	21,455	20,280
Other noncurrent assets	6,207	5,815	6,264

Total assets	194,259	195,576	181,688

Liabilities and Shareholders' Investment
Current liabilities:
Accounts payable	31,444	38,852	36,251
Accrued liabilities	16,577	14,629	12,785
Current obligations under capital leases	2,736	2,367	2,367
Current maturities of debt	2,274	2,564	316

Total current liabilities	53,031	58,412	51,719

Long-term capital lease obligations	66,536	58,857	58,857
Revolving line of credit	19,100	17,150	17,150
Other long-term debt	7,602	9,488	677
Other noncurrent liabilities	351	786	2,777
Minority interests	524	511	--
Shareholders' investment	47,115	50,372	50,508

Total liabilities and shareholders' investment	$194,259	$195,576	$181,688

(1)     The proforma balances reflect the inclusion of the consolidated franchise balances and eliminations as if FIN 46R was adopted as of January 3, 2004.

Fresh Brands, Inc.
Condensed Consolidated Statement of Cash Flows
(Unaudited)

(Subject to reclassifications)	For the 40-weeks ended
(in thousands)	October 9, 2004	October 4, 2003
Cash flows from operating activities:
Net income (loss)	$(3,539)	$4,259
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	9,376	6,884
Provisions for store closures	4,359	--
Property and equipment impairment charges	1,511	--
Deferred income taxes	(12)	--
Minority interest	199	--
Cumulative effect of change in accounting principles	136	--
Changes in assets and liabilities:
Receivables, net	1,380	(3,487)
Inventories	3,297	(1,496)
Other current assets	(2,031)	2,943
Accounts payable	(7,407)	3,218
Accrued liabilities	(2,469)	68

Net cash flows provided by operating activities	4,800	12,389

Cash flows from investing activities:
Capital expenditures	(4,150)	(10,544)
Proceeds from sale of store	1,111	--
Expenditures for land and buildings under development	(1,941)	(8,305)
Proceeds from sale of land and buildings under development	6,776	6,612
Receipt of principal amounts under capital subleases	915	887

Net cash flows provided by (used in) investing activities	2,711	(11,350)

Cash flows from financing activities:
Net change in revolver activity	1,950	1,250
Principal payments on capital lease obligations	(1,956)	(1,657)
Principal payments of consolidated franchise debt	(1,926)	--
Principal payments on long-term debt	(250)	(250)
Deferred financing costs	(512)	--
Distributions to minority interests	(186)	--
Payment of cash dividends	--	(1,361)
Payment for acquisition of treasury stock	--	(2,375)
Exercise of stock options	--	644
Other financing activities	101	30

Net cash flows used in financing activities	(2,779)	(3,719)

Cash and equivalents:
Net change	4,732	(2,680)
Cash of consolidated franchises at beginning of period	115	--
Balance, beginning of period	6,260	14,250

Balance, end of period	$11,107	$11,570